Exhibit 10.1

Employment Agreement

Between The Walt Disney Company And James A. Rasulo

EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 1, 2010, by and between The Walt Disney Company, a Delaware corporation (the “Company”), and James A. Rasulo (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has most recently been employed by Disney Destinations, LLC, a wholly owned subsidiary of the Company, pursuant to an employment agreement, dated as of February 1, 2005 (the “Prior Agreement”), which, except as otherwise provided in Paragraph 9(e) hereof, shall be superseded in its entirety by this Agreement; and

WHEREAS, the Company and Executive wish to enter into an agreement (this “Agreement”) to provide for Executive’s services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment by the Company for the period commencing on January 1, 2010 and ending on January 31, 2015 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

2. Position and Duties. During the Employment Period, Executive shall serve as Senior Executive Vice President, Chief Financial Officer of the Company and in such other position or positions with the Company and its subsidiaries, consistent with his position as Senior Executive Vice President, Chief Financial Officer of the Company, as the Chief Executive Officer of the Company or the Board of Directors of the Company (the “Board”) shall reasonably assign Executive from time to time. Executive shall report to the Chief Executive Officer of the Company. During the Employment Period, Executive shall devote substantially all his business time to the services required of him hereunder, and shall perform such services in a manner consonant with the duties of his position. Executive shall be subject to the terms and conditions of any applicable policy of the Company (including, without limitation, “The Walt Disney Company and Associated Companies Standards of Business Conduct” booklet) regarding service (including as a director) on behalf of the Company or any other organization, provided that, subject to the provisions of Paragraph 8(a), nothing herein shall preclude Executive from (i) engaging in charitable activities and community affairs, and (ii) managing his personal investments and affairs, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of his duties and responsibilities as the Company’s Senior Executive Vice President, Chief Financial Officer.

3. Compensation.

(a) Base Salary. Executive shall receive an annual salary of $1,400,000 for the first year of the term. For each year thereafter, Executive will receive an annual salary in an amount determined by the Company in its sole discretion, provided however, that none of such annual salaries shall be less than $1,400,000. Salary payments shall be made in equal installments in accordance with the Company’s then prevailing payroll policy.

The amount of annual base salary currently payable under this Paragraph 3(a) shall be reduced, however, to the extent Executive elects in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretations thereunder (“Section 409A”), to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company or any of its subsidiaries. Executive’s annual base salary payable hereunder, without reduction for any amounts deferred as described above, is referred to herein as the “Base Salary”. The Company shall pay Executive the portion of his Base Salary not deferred at the election of Executive in accordance with its generally applicable policies for senior executives, but not less frequently than in equal monthly installments.

(b) Incentive Compensation. Executive shall be given the opportunity to earn an annual incentive bonus in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof (and the fiscal year commencing October 4, 2009) shall be 200% of Executive’s Base Salary as expected to be in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company. The preceding sentence shall not limit any power or discretion of the Board of Directors of the Company or the Compensation Committee in the administration of the Annual Plan. Accordingly, depending on performance, the actual amount payable as an annual bonus to Executive under the Annual Plan may be less than, greater than or equal to the target bonus specified above. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are payable to other executive officers of the Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with the Company through the date on which such bonuses are paid.

(c) Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. For each full fiscal year during the term hereof (and the fiscal year commencing October 4, 2009), Executive shall receive an annual award with a target award value (which value shall be as determined in accordance with the policies and practices generally applicable to other senior executives of the Company) of 300% of Executive’s Base Salary as expected to be in effect at the end of such fiscal year; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company. The preceding sentence shall not limit any power or discretion of the Board of Directors of Disney or the Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce) the target award value of any award made in respect of any fiscal year based on its evaluation of Executive’s performance and/or any economic, financial and/or market conditions affecting the Company and/or any of its affiliated entities. In addition, the Compensation Committee may increase the award value of any award made in respect of any such fiscal year based on its evaluation of Executive’s performance. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of the Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

4. Benefits, Perquisites and Expenses.

(a) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company and made available generally to its senior officers, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its senior officers, in each case, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof (excluding, however, the Company’s Family Income Assurance Plan).

(b) Perquisites. During the Employment Period, Executive shall be entitled to receive such perquisites as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

(c) Business Expenses. The Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Employment Period in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require and in accordance with the generally applicable policies and procedures of the Company.

(d) Indemnification. The Company shall provide Executive with an indemnification agreement substantially in the form attached hereto as Exhibit A (the “Indemnification Agreement”), which agreement shall be signed and delivered to Executive upon execution of this Agreement by the parties hereto.

5. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Paragraph 1, the Employment Period shall end upon the earliest to occur of (i) Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason. If the Employment Period terminates as of a date specified under this Paragraph 5, Executive agrees that, upon written request from the Company, he shall resign from any and all positions he holds with the Company and any of its subsidiaries and affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b) Benefits Payable Upon Termination.

(i) In the event of Executive’s death during the Employment Period or a Termination due to Disability, Executive or his beneficiaries or legal representatives shall be provided the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of Executive’s death or Termination due to Disability.

(ii) In the event of Executive’s Termination for Cause, Executive shall be provided the Unconditional Entitlements.

(iii) In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, Executive shall be provided the Unconditional Entitlements and the Company shall provide Executive the Conditional Benefits, subject to (A) Executive’s execution of the Release, (B) Executive having not revoked such Release within the seven-day revocation period permitted following delivery of such Release and (C) Executive’s execution of the Consulting Agreement. For Executive to become entitled to the Conditional Benefits, Executive must deliver both the executed Release and the executed Consulting Agreement to the Company by no later than twenty-two (22) days following the Termination Date.

(c) Unconditional Entitlements. For purposes of this Agreement, the “Unconditional Entitlements” to which Executive may become entitled under Paragraph 5(b) are as follows:

(i) Earned Amounts. The Earned Compensation shall be paid within 30 days following the termination of Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than 90 days following his termination of employment.

(ii) Benefits. All benefits payable to Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to Executive at the time of termination of Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of Executive’s employment with the Company. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits under any severance plan or policy of the Company or any of its subsidiaries or affiliates.

(iii) Indemnities. Any right which Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with Executive’s activities as an officer, director or employee of the Company or any of its affiliates pursuant to the terms of the Indemnification Agreement referenced in Paragraph 4(d) shall be unaffected by Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv) Medical Coverage. Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies. Executive shall be notified in writing of his rights to continue such coverage after the termination of his employment pursuant to this Paragraph 5(c)(iv), provided that Executive timely complies with the conditions to continue such coverage. Executive understands and acknowledges that Executive is responsible to make all payments required for any such continued health care coverage that Executive may choose to receive.

(v) Business Expenses. Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by him prior to the termination of his employment.

(vi) Stock Options/RSUs. Except to the extent additional rights are provided upon Executive’s qualifying to receive the Conditional Benefits, Executive’s rights with respect to any stock options and/or restricted stock units granted to him by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and restricted stock units were awarded, as in effect at the date Executive’s employment terminates.

(d) Conditional Benefits. For purposes of this Agreement, the “Conditional Benefits” to which Executive may become entitled, provided he complies with the terms and conditions hereof (including the applicable agreements attached hereto), are as follows:

(i) Remaining Salary. As noted in paragraph 2 of the Consulting Agreement, the Company shall pay Executive a lump sum amount equal to the Consulting Amount as compensation for his consulting services under the Consulting Agreement. If the Scheduled Expiration Date is later than the end of the Consulting Agreement Period, the Company shall also pay Executive the Severance Amount. The Consulting Amount and the Severance Amount shall be paid on the date that is six months and one day after the Termination Date (or upon Executive’s death, if earlier).

(ii) Stock Options. All of Executive’s Continuing Unvested Options shall become exercisable in accordance with the applicable Original Stock Option Award Documents, on the same basis as such options would have become vested and exercisable if Executive had remained employed under this Agreement through the Scheduled Expiration Date. Once exercisable, all Continuing Unvested Options shall remain exercisable until the Stock Option Termination Date. All of Executive’s Remaining Stock Options that were vested and exercisable at the Termination Date shall remain exercisable until the Stock Option Termination Date. Notwithstanding any other term or provision hereof, any of Executive’s stock options which are not vested at the Termination Date, and which are not Continuing Unvested Options, shall automatically terminate upon the Termination Date. Except as otherwise expressly provided herein, all of the Remaining Stock Options shall continue to be subject to the Original Stock Option Award Documents. Notwithstanding the foregoing, in the event of Executive’s death prior to the Scheduled Expiration Date, all Continuing Unvested Options shall vest on the date of Executive’s death and all Remaining Stock Options shall be exercisable for the period following Executive’s death as determined under such Original Stock Option Award Documents on the same basis as though Executive was employed on the date of his death and regardless of when the Stock Option Termination Date occurs. However, any provisions in the Original Stock Option Award Documents relating to disability or change in control of the Company after the Termination Date shall not be operative with respect to any Remaining Stock Options.

(iii) RSUs. The Remaining Stock Units shall continue to vest in accordance with the terms of the Original RSU Award Documents, regardless of Executive’s termination of employment. Except as otherwise expressly provided herein, all such Remaining Stock Units shall be subject to, and administered in accordance with, the Original RSU Award Documents. Any of Executive’s restricted stock unit awards that have not become vested on or before the Termination Date, and that are outstanding at the Termination Date, but which are not Remaining Stock Units, shall automatically terminate on the Termination Date. Notwithstanding any term or provision of the Original RSU Award Documents:

(A) any provisions in such Original RSU Award Documents relating to disability shall not be applicable to any such Remaining Stock Units after the Termination Date;

(B) for so long as this Agreement shall be in effect (that is, regardless of whether the Termination Right has been exercised or a Termination for Good Reason shall have occurred), any terms in any of the Original RSU Award Documents relating to a change in control of the Company shall not be operative unless the event that constitutes a change in control of the Company also constitutes a “change in control event” with respect to the Company within the meaning of Section 409A;

(C) in the event of Executive’s death after the Termination Date but prior to the Scheduled Expiration Date, the terms and provisions of the Original RSU Award Documents shall be interpreted and applied in the same manner with respect to such Remaining Stock Units as if Executive were an active employee on the date of his death; and

(D) to the extent that, under the Company’s compensation practices and policies, any tranche of Remaining Stock Units is subject to the achievement of performance conditions which were imposed solely because Executive was an executive officer of the Company who could have been a covered employee within the meaning of Section 162(m) at the time payment in respect of such award was expected to be made (the “Applicable 162(m) Criteria”) and such Applicable 162(m) Criteria relate, in whole or in part, to any performance period continuing after the end of the Company’s fiscal year in which the Termination Date occurs, such Applicable 162(m) Criteria shall be waived as of the Termination Date with respect to such tranche of the Remaining Stock Units; provided, however, that this Paragraph 5(d)(iii)(D) shall not be applicable if and to the extent, in the reasonable opinion of tax counsel to the Company, the presence of such provision would cause any stock units intended to be qualified as other performance based compensation within the meaning of Section 162(m) of the Code to fail to be so qualified at any time prior to Executive’s Termination Date.

(iv) Pro-Rated Current Year Bonus. A pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus determined pursuant to Section 3(b) and the number of days in the applicable fiscal year occurring on or before the Termination Date. Such pro-rata current year bonus shall be paid no later than the later of (i) two and a half months after the end of Executive’s tax year in which the Termination Date occurs and (ii) two and a half months after the end of the Company’s tax year in which the Termination Date occurs.

(v) Additional Distribution Rules in Respect of Conditional Benefits. The following additional rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Paragraph 5(d)(i), (iii) and (iv):

(A) It is intended that each installment of the payments and benefits provided under Paragraphs 5(d)(i), (iii) and (iv) shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) Distribution in respect of any tranche of Remaining Stock Units to which Paragraph 5(b)(iii)(D) applies shall be made within 90 days following the later of the date that (i) the service conditions that had originally been specified for such tranche of Remaining Stock Units under the applicable Original RSU Award Documents would otherwise have been satisfied (had Executive continued to be employed) and (ii) the last performance measurement period applicable in respect of such tranche of Remaining Stock Units under the applicable Original RSU Award Documents would otherwise have expired;

(C) Each installment of the payments and benefits due under Paragraph 5(d)(i) and (iii) that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” (within the meaning of Section 409A of the Code and as provided in Paragraph 5(g) hereof) from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). (Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year of Executive’s in which the separation from service occurs.) Any subsequent installments that would be payable more than six months following Executive’s separation from service shall be paid in accordance with the dates and terms set forth herein.

(e) Definitions. For purposes of this Paragraph 5, the following terms shall have the meanings ascribed to them below:

“Consulting Agreement” means the consulting agreement in the form attached hereto as Exhibit B.

“Consulting Agreement Period” means the period established under the Consulting Agreement during which Executive shall be required to provide consulting services to the Company.

“Consulting Amount” means a lump sum amount equal to the aggregate Base Salary which would have been earned by Executive had his employment under this Agreement continued after the Termination Date and through the earlier to occur of (i) the end of the Consulting Agreement Period or (ii) any earlier date that the Consulting Agreement terminates for any reason whatsoever.

“Continuing Unvested Options” means any of Executive’s stock options that were not vested and exercisable at the Termination Date, but that would have become vested and exercisable on or prior to the Latest Stock Option Vesting Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Earned Compensation” means the sum of (a) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Paragraph 5(a) (but excluding any salary and interest accrued thereon payment of which has been deferred) and (b) if Executive’s employment terminates due to Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the annual incentive compensation payable for services rendered in that fiscal year has been paid, the annual incentive compensation that would have been payable to Executive for such completed fiscal year in accordance with Paragraph 3(b).

“Latest Stock Option Vesting Date” means the date which is three months after the Scheduled Expiration Date.

“Original Stock Option Award Documents” means, with respect to any Remaining Stock Option, the terms and provisions of the award agreement and plan pursuant to which such Remaining Stock Option was granted, each as in effect on the Termination Date.

“Original RSU Award Documents” means, with respect to any tranche of Remaining Stock Units, the terms and provisions of the award agreement related to and the plan governing, such tranche of Remaining Stock Units, each as in effect on the Termination Date.

“Release” means the General Release in the form set forth in Exhibit C attached hereto.

“Remaining Stock Options” means any of Executive’s stock options which are (i) vested at the Termination Date or (ii) Continuing Unvested Options.

“Remaining Stock Units” means any of Executive’s restricted stock units outstanding at the Termination Date (whether or not subject to performance conditions) that, subject to the satisfaction of any applicable performance conditions, would have become vested on or prior to the Scheduled Expiration Date had Executive continued to be employed by the Company through the Scheduled Expiration Date.

“Scheduled Expiration Date” means January 31, 2015.

“Severance Amount” means an amount equal to the aggregate Base Salary which would have been earned by Executive under this Agreement (including any scheduled increase therein) for the period commencing on the day after termination of the Consulting Agreement Period and ending on the Scheduled Expiration Date; provided, however, that if the Company terminates the Consulting Agreement due to Executive’s material breach of the terms thereof, the Severance Amount shall be reduced to zero.

“Stock Option Termination Date” means with respect to any Remaining Stock Option the earlier to occur of (i) the date which is three months after the Scheduled Expiration Date and (ii) the expiration of the stated term of such award.

“Termination for Cause” means a termination of Executive’s employment by the Company due to (i) gross negligence, (ii) gross misconduct, (iii) willful nonfeasance or (iv) willful material breach of this Agreement, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after the date notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.

“Termination Date” means the earlier to occur of (i) the date the Company specifies in writing to Executive in connection with the exercise of its Termination Right or (ii) the date Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

“Termination due to Disability” means a termination of Executive’s employment by the Company because Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (i) six consecutive months or (ii) an aggregate of nine months (whether or not consecutive) in any twelve month period. Any question as to the existence, extent or potentiality of Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of Executive, which consent shall not be unreasonably withheld. Executive or his legal representatives or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Executive’s disability as he, she or they deem appropriate, including the opinion of Executive’s personal physician.

“Termination for Good Reason” means a termination of Executive’s employment by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights hereunder (that is, Base Salary, target bonus opportunity specified in Paragraph 3(b) or annual target incentive awards specified in Paragraph 3(c)), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity, or to receive in respect of any equity award granted an amount that is equal to or greater than the annual target incentive value ascribed to such award is not a reduction in such compensation rights, but a failure to effect a scheduled increase in the Base Salary would be a reduction in such compensation rights; (ii) the removal of him by the Company from the position of Senior Executive Vice President, Chief Financial Officer; (iii) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction; (v) the assignment to Executive of duties that are materially inconsistent with his position or duties or that materially impair Executive’s ability to function as Senior Executive Vice President, Chief Financial Officer or any other position in which he is then serving; (vi) the relocation of Executive’s principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vii) a material breach of any material provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control (as defined in the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “1995 Stock Plan”)), any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2005 Stock Plan and the 1995 Stock Plan (the “Plans”), as such Plans may be amended from time to time, shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (B) unless Executive shall have delivered a written notice to the Chief Executive Officer or Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

“Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(f) Conflict With Plans. As permitted under the terms of the applicable Plans, the Company and Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan), except that, in connection with a “Triggering Event” as defined in the Plans, as such Plans may be amended from time to time, the terms of the applicable plan (and not the definitions of Termination for Cause or Termination for Good Reason set forth in this Paragraph 5) shall apply to determine Executive’s rights and entitlements in respect of the awards made under any such plan (and only in respect of such awards).

(g) Section 409A. To the extent applicable, it is intended that this Agreement comply with the requirements of Section 409A, and this Agreement shall be interpreted in a manner consistent with this intent. Notwithstanding anything else contained herein to the contrary, any payment required to be made to Executive hereunder upon his termination of employment (including any payment to this Paragraph 5) shall be made promptly after the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty imposed under Section 409A of the Code. Solely for purposes of determining the time and form of payments due Executive under this Agreement (including any payments due under Paragraphs 3(a) or 7) or otherwise in connection with his termination of employment with the Company, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Section 409A of the Code. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when Executive and the Company reasonably anticipate that Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed by Executive for the Company over the immediately preceding 36 months. The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h). To the extent that the Company and Executive determine that any provision of this Agreement could reasonably be expected to result in Executive’s being subject to the payment of interest or additional tax under Section 409A, the Company and Executive agree, to the extent reasonably possible as determined in good faith, to amend this Agreement, retroactively, if necessary, in order to avoid the imposition of any such interest or additional tax under Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(h) Amendment of Existing Agreements. The parties acknowledge and agree that to the extent that this Paragraph 5 affects any of the terms and conditions of Executive’s Remaining Stock Options or Remaining Stock Units, this Agreement shall constitute an amendment of the Original Stock Option Award Documents and Original RSU Award Documents as they pertain to Executive.

6. Exclusive Remedy. Executive shall be under no obligation to seek other employment or other engagement of his services. Executive acknowledges and agrees that the payments and rights provided under Paragraph 5 are fair and reasonable, and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of his employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason. The failure of Executive to execute and timely deliver the Release and, if applicable, the Consulting Agreement for any reason (i) shall limit his rights in connection with the exercise by the Company of its Termination Right solely to the right to receive the Unconditional Entitlements, (ii) shall not effect a modification of any of his commitments set forth in this Agreement (none of which are contingent upon execution of the Release by him) and (iii) shall not preserve or revive any rights waived by Executive hereunder. Subject to Executive’s execution and delivery of the Release without revocation thereof and execution and delivery of the Consulting Agreement, (i) the Company agrees to enter into the Release and (ii) there shall be no offset available to the Company against any amounts due, paid or payable to him in respect of the Conditional Benefits under Paragraph 5 with respect to any compensation, remuneration or payment attributable to any services that Executive may provide to any third party subsequent to termination of employment hereunder, whether as an employee or otherwise.

7. Additional Payments Following a Change in Control. In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to the Executive, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes and interest and penalties thereon, is equal to the Excise Tax on the Aggregate Payment. Notwithstanding the immediately preceding sentence, (i) if the Aggregate Payments are less than 110% of the product of (A) three (3) times (B) Executive’s Base Amount (as such term is defined in Section 280G of the Code), the Company shall have no obligation to make any additional payments under this Paragraph 7 and the Aggregate Payments to Executive shall be reduced such that no amount payable to Executive shall be subject to the Excise Tax, and (ii) in no event shall the aggregate amount of payments made to Executive under this Paragraph 7 exceed $2,000,000. Solely to the extent that the Executive is better off on an after-tax basis as a result of the reduction of Aggregate Payments, such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable Excise Tax. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Paragraph 7 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Executive. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the payment is made under this Paragraph 7 (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the payment to be made pursuant to this Paragraph 7, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior payment that would not have been paid if such Excise Tax had been applied in initially calculating such payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the payment made hereunder that is to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

8. Non-competition and Confidentiality.

(a) Non-competition. During the Employment Period, Executive shall not engage in any business, or become associated with any entity, whether as a principal, partner, employee, consultant, shareholder or otherwise (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company) that is actively engaged in any business, in any geographic area, which is in competition with a business conducted by the Company or any of its subsidiaries or affiliates at the time of the alleged competition.

(b) Confidentiality. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, existing theatrical projects, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or affiliates or information designated as confidential or proprietary that the Company or any of its subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries or affiliates (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of Executive’s breach of this Paragraph 8(b)). In addition, Executive acknowledges and agrees that he has executed the standard form of agreement, entitled “The Walt Disney Company and Associated Companies Confidentiality Agreement.”

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence of a personal nature.

(d) Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the two-year period following any termination of Executive’s employment, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries or affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person (other than his personal assistants) who is or was employed by the Company or any subsidiary or affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(e) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and the Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to obtain an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 8. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

9. Miscellaneous.

(a) Survival. Paragraphs 5 (relating to early termination of the Employment Period), 7 (relating to certain additional payments following a change in control), 8 (relating to nondisclosure and nonsolicitation of employees) and 9 shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 5 hereof.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company. The Company further agrees that, in the event of a sale of assets as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries as provided in Paragraph 9(d).

(c) Assignment. Except as provided under Paragraph 9(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

(d) Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law and the terms of any applicable plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(e) Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein; provided that this Agreement shall not alter, amend, or supercede (i) except as specifically provided in Paragraph 5, any agreement that evidences the terms of any equity grant made prior to the date hereof or (ii) the Indemnification Agreement referenced in Paragraph 4(d). This Agreement expressly supersedes the Prior Agreement except for those provisions of the Prior Agreement that by their terms survive the expiration thereof. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit, modify or supersede The Walt Disney Company and Associated Companies Confidentiality Agreement previously executed by Executive, which shall survive regardless of the termination of this Agreement and/or the Prior Agreement.

(f) Representations. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound. The Company represents that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) it has the full corporate power and authority to execute and deliver this Agreement and (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized.

(g) Authority of the Board. For the avoidance of doubt, nothing is this Agreement shall preclude the Board from its ability to exercise any power or authority to take such actions as it is required or permitted to take as a matter of law or pursuant to the terms of the Company’s governing documents. Nothing in this Paragraph 9(g) shall be construed to modify, amend, limit or otherwise impair the rights and entitlements of Executive set forth in the other Paragraphs of this Agreement (including, without limitation, the rights and entitlements specified in Paragraph 5).

(h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraph 8(a), (b) or (d) is not enforceable in accordance with its terms, Executive and the Company agree that such subparagraph of such Paragraph 8 shall be reformed to make such Paragraph enforceable in a manner which provides the Company the maximum rights permitted at law.

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt when delivered or sent by telecopy and on the third business day following the date of mailing when sent by registered mail, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

The Walt Disney Company

500 South Buena Vista Avenue

Burbank, California 91521

Attention: Chief Executive Officer

Telecopy No.: (818) 560-5960

with a copy to: Executive Vice President, Chief Human Resources Officer

Telecopy No.: (818) 560-3770

If to Executive:

To the address listed as Executive’s principal residence in the Company’s human resources records and to his principal place of employment with the Company.

With a copy to:

M. Kenneth Suddleson

Wildman, Harrold, Allen & Dixon

9665 Wilshire Boulevard, Suite 200

Beverly Hills, CA 90212

(k) Amendments. No amendment to this Agreement shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.

(l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and facsimile signature pages shall be accepted as originals.

(n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(o) Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the courts of the State of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

THE WALT DISNEY COMPANY

Dated: January 4, 2010	By:	/s/ Mary Jayne Parker
Executive Vice President and Chief Human Resources Officer

JAMES A. RASULO

Dated: December 31, 2009	/s/ James A. Rasulo

EXHIBIT A

INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of January 1, 2010 between The Walt Disney Company, a Delaware corporation (the “Company”), and James A. Rasulo (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers for itself and its subsidiaries the most capable persons available;

WHEREAS, Indemnitee is Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued service in the position(s) referred to above, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the full extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of Indemnitee’s continuing to serve, at the Company’s request, in the position(s) referred to above, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions.

(a) A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into Voting Securities of the surviving entity) at least 75% of the total voting power of such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company’s assets.

1

(b) “Claim” shall mean any threatened, pending or completed action, suit, proceeding or alternate dispute resolution mechanism, or any inquiry, hearing or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternate dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c) “Expenses” shall include attorneys’ fees and all other costs, travel expenses, fees of experts, transcript costs, filing fees, witness fees, telephone charges, postage, delivery service fees, expenses and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

(d) “Indemnifiable Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or one of its subsidiaries, or is or was serving at the request of the Company or one of its subsidiaries as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(g) “Independent Legal Counsel” shall mean an attorney, selected in accordance with the provisions of Section 3 hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than in connection with seeking indemnification under this Agreement). Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine such Indemnitee’s right to indemnification under this Agreement, nor shall Independent Legal Counsel be any person who has been sanctioned or censured for ethical violations of applicable standards of professional conduct.

(e) A “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(f) “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Board of Directors of the Company or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

2

(h) “Voting Securities” shall mean any securities of an entity which vote generally in the election of directors.

2. Basic Indemnification Arrangement.

(a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (including the creation of the trust referred to in Section 4 hereof). If so requested by Indemnitee, the Company shall advance (within two business days of such request) any and all expenses to Indemnitee (an “Expense Advance”). Notwithstanding anything in this Agreement to the contrary and except as provided in Section 5 and the proviso in the first sentence of Section 2(b) hereof, prior to a Change in Control Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim.

(b) Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) hereof shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 3 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) hereof shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for an Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be

3

charged thereon. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors of the Company, and if there has been such a Change in Control, (other than a Change in Control which has been approved by a majority of the Board of Directors of the Company who were directors immediately prior to such Change in Control) the Reviewing Party shall be the Independent Legal Counsel referred to in Section 3 hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the States of California or Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, or the legal or factual bases therefor and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3. Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Board of Directors of the Company who were directors immediately prior to such Change in Control) then Independent Legal Counsel shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld) and such Independent Legal Counsel shall determine whether the Indemnitee is entitled to indemnity payments and Expense Advances under this Agreement or any other agreement or Certificate of Incorporation or Bylaws of the Company now or hereafter in effect relating to Claims for Indemnifiable Events. Such Independent Legal Counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee will be permitted to be indemnified. The Company agrees to pay the reasonable fees of the Independent Legal Counsel and to indemnify fully such Independent Legal Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or the engagement of Independent Legal Counsel pursuant hereto.

4. Establishment of Trust. In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any case in which the Independent Legal Counsel referred to above is involved. The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee, (ii) the trustee shall advance, within two business days of a request by

4

Indemnitee, any and all Expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the trust under the circumstances under which Indemnitee would be required to reimburse the Company under Section 2(b) hereof), (iii) the trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by Indemnitee. Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement. All income earned on the assets held in the trust shall be reported as income by the Company for federal, state, local and foreign tax purposes.

5. Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any claim asserted against or in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or certificate of incorporation or by-laws of the Company now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

6. Partial Indemnity, Etc. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

7. No Presumption. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5

8. Non-exclusivity, Etc. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the certificate of incorporation or by-laws of the Company or one of its subsidiaries or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the certificate of incorporation and by-laws of the Company and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

9. No Construction as Employment Agreement. Nothing contained in this Indemnity Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries, it being understood, for the avoidance of doubt that the foregoing does not limit or otherwise affect the validity of any employment agreement or the enforceability thereof in accordance with its terms.

10. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company.

11. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or any affiliate of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors, administrators or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

12. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all required papers consistent herewith and shall take all reasonable and necessary actions to secure such rights, including the execution of such documents reasonably necessary to enable the Company effectively to bring suit to enforce such rights.

14. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, certificate of incorporation or by-laws of the Company or otherwise) of the amounts otherwise indemnifiable hereunder.

6

15. Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer and/or director of any subsidiary of Company or of any other enterprise at the Company’s request.

16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the first day of January 2010.

THE WALT DISNEY COMPANY

By:

James A. Rasulo

7

EXHIBIT B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into by and between James A. Rasulo (hereinafter referred to as “Consultant”) and The Walt Disney Company (hereinafter referred to as “Company”) on and as of                 , 20         pursuant to that certain Employment Agreement by and between Executive and Company dated as of January 1, 2010 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

1. (a) Unless this Agreement is earlier terminated as hereinafter provided, for a period following the termination of Consultant’s employment under the Employment Agreement equal to the lesser of 6 months or the remaining period of the Term of the Employment Agreement (the “Consulting Agreement Period”), Consultant shall personally and diligently provide to the Chief Executive Officer of the Company such consulting services as the Chief Executive Officer may reasonably request from time to time, provided that such services shall relate to matters appropriate for the former Senior Executive Vice President, Chief Financial Officer of the Company and shall be a type and nature and duration typical for a post-employment consulting agreement with the former Senior Executive Vice President, Chief Financial Officer of the Company. Consultant shall not be required to report to Employer’s offices and shall be permitted, subject to the terms hereof, to provide consulting or other services to third parties during the term hereof, provided (i) in no event shall consulting services or other services or advice of any nature be provided by Consultant, directly or indirectly (whether as an employee, consultant, independent contractor, agent, partner, principal, owner or otherwise) to any person or entity which directly or indirectly owns, operates, manages, develops, controls or provides services to, any business involved in any of the following activities: (A) the conception, creation, development, production, purchase, sale, distribution, broadcast, transmission or other disposition (including, without limitation, the licensing and/or merchandising of related consumer products) of audio and/or visual product or works of any nature in any media, including, without limiting the generality of the foregoing, any activity relating to (i) any aspect of the network, cable, broadcasting, television (including pay-per-view, closed circuit or any inter-active form of distribution of television or other audio/visual product) or internet businesses, or (ii) the development, marketing or distribution by any vehicle whatsoever of any film or television product or any similar content in any media, whether or not now existing, (B) the operation, management, development, licensing and promotion of themed resorts, hotels and restaurants or amusement or themed entertainment parks; or (C) the design, development, publishing, promotion or sale of products based on cartoon or other animated characters, films, television and theatrical productions and other intellectual property derived therefrom, in each case, only to the extent that such person or entity is actively engaged in any geographic area in any business which is in competition with a business conducted by the Company or one of its subsidiaries or affiliates at the time of the performance of such services (the “Specified Activities”), and (ii) that any services required by Company shall at all times be provided with precedence

1

being given to Company and on a “first priority” basis to Company, although Company shall endeavor to provide, when possible, reasonable notice to Consultant of all services required hereunder and to give due consideration, to the extent practicable, to any prior commitments Consultant may have at such time. In no event shall Consultant be required to devote more than 13.5 hours per week to services to Company hereunder, and the parties agree and understand that Consultant’s expected commitment to such services shall regularly be less than the stated maximum weekly hours.

(b) In the event of a material uncured breach by Consultant of any term or provision of this paragraph 1 hereof, all of which terms and conditions Consultant acknowledges and agrees are of the essence of this Agreement, or any other term or provision hereof, Company by action of the Board shall have the right, in addition to any other right of remedy available to it at law or in equity, to terminate this Agreement. In such event Company shall have no further obligation to make payments or perform or honor any commitments under the Release or to pay or honor any commitments which relate to or constitute any of the Conditional Benefits; provided, however, that notwithstanding the foregoing, except as otherwise specifically provided in the immediately preceding sentence, no breach of this Agreement by Consultant, no termination of this Agreement by Company, and no other action or inaction by either of them (other than the execution by the parties of a written agreement amending or superseding the Release or any part thereof) shall in any event or under any circumstances have any effect whatsoever on the validity, enforceability, binding nature, effect or interpretation of the release set forth in paragraph 7 of the Release, and the release set forth therein shall remain in full force and effect.

(c) In the event that Consultant shall receive a notice of breach of this Agreement from the Board, Consultant shall have ten (10) business days to cure such breach unless the Board shall have determined in its good faith business judgment that such breach is not curable. Any notice of termination pursuant to this paragraph 2 shall set forth in reasonable detail the basis for such breach and shall contain a statement as to whether or not such breach has been determined to be curable by the Board. In the event that he receives a notice of breach of the Agreement from the Board, Executive may challenge such finding of a breach, by written notice to the Board, and shall be afforded an opportunity to present his objection to the Board, in person or in writing, as determined by the Board, prior to Company having any right to terminate this Agreement and the Conditional Benefits provided under the Employment Agreement.

2. Consultant shall receive gross consulting fees for his services hereunder which, for any period during the Consulting Agreement Period, shall equal the amount of gross salary Consultant would have earned had he remained as an employee of the Company under the Employment Agreement for such period. The consulting fee payments shall be made at the date set forth in Paragraph 5(d)(i) of the Employment Agreement.

2

3. Company shall reimburse Consultant, in accordance with the procedures of Company then in effect for its employees, for reasonable business expenses incurred by Consultant in the course of performing the services hereunder.

4. Company, its successors, privies and assigns shall be entitled to, and shall, own as their exclusive property all of the results and proceeds of the services (which results and proceeds are hereinafter collectively referred to as the “Work Product”) in whatever stage of completion, all of which shall be considered a work-for-hire, including, without limitation, all written work, research, plot outlines, computer programs, plans, drawings, paintings, sculptures, fanciful creations, specifications, ideas, scripts, sketches, designs, concepts, software, systems, reports, documentation, and other tangible or intangible work product produced. Company shall own all rights in the Work Product in perpetuity throughout the universe including, without limitation, the rights to produce, manufacture, record, reproduce, distribute, transfer or prepare derivative works from the Work Product by any art, medium or method and all copyrights, trademarks and/or patents in the Work Product. Company shall be deemed the sole author of the Work Product and is entitled to the copyright therein (and all renewals and extensions thereof), and the full ownership to the original and all copies of the Work Product. Company shall have the right to dispose of the Work Product and/or make any or all uses thereof as it, at any time and in the exercise of its sole discretion, may desire. Consultant shall deliver all originals and copies of the Work Product (whether completed or in process) and all research, plans, designs, specifications and any other work product or information which pertains to the Work Product to Company upon completion of the services performed hereunder or upon earlier termination of this Agreement. Consultant shall not retain, use or disclose any of the Work Product without Company’s prior written consent. The termination, completion or breach of this Agreement on whatever grounds and by whomsoever affected shall not affect Company’s exclusive ownership of the Work Product. Consultant hereby assigns to Company all now known or hereafter existing rights of every kind throughout the universe, in perpetuity and in all languages, pertaining to the Work Product, including, without limitation, all exclusive exploitation rights, of every kind and nature, including, but not limited to, all trademarks, copyrights and neighboring rights, to the full extent such assignment is allowed by law, and any renewals and extensions therefor throughout the universe, in perpetuity, or for the duration of the rights in each country, and in all languages. Consultant acknowledges that new rights to the Work Product may come into being or be recognized in the future, under the law or in equity (the “New Exploitation Rights”), and Consultant intends to and does hereby grant and convey to Company any and all such New Exploitation Rights to the Work Product. Consultant is also aware and acknowledges that new or changed technology, uses, media, format, modes of transmission and methods of distribution, dissemination, exhibition or performance (the “New Exploitation Methods”) are being and will inevitably continue to be developed in the future, which would offer new opportunities for exploiting the Work Product. Consultant intends to and does hereby grant and convey to Company any and all rights to such New Exploitation Methods with respect to the Work Product. Consultant agrees to execute, at any time upon Company’s request, such further documents and do such other acts as may be required to evidence or confirm Company’s exclusive ownership of and exploitation rights to the Work Product and to effectuate Consultant’s purpose to

3

convey such rights to Company including, but not limited to, the New Exploitation Rights and any and all of the New Exploitation Methods. Consultant agrees that he will not seek to (i) challenge, through the courts, administrative governmental bodies, private organizations or in any other manner, the rights of Company to exploit the Work Product by any means whatsoever or (ii) thwart, hinder or subvert the intent of the preceding grants and conveyances to Company, or the collection by Company of any proceeds relating to the rights conveyed under this Agreement. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.

5. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of Company, which consent Company may withhold in its sole discretion. Company may not assign all or any portion of this Agreement at any time to any of its affiliates or to any other person.

6. (a) Consultant, by virtue of this Agreement, shall acquire no right to use, and shall not use, the name “The Walt Disney Company” or “Disney” or “ABC” or “American Broadcasting Companies” or “ESPN” (either alone or in conjunction with or as a part of any other word, mark, or name) or any marks, fanciful characters or designs of The Walt Disney Company, or Company or any of their related, affiliated, or subsidiary companies in any advertising, publicity, or promotion; to express or imply any endorsement by Disney or Company or any of their related, affiliated or subsidiary companies of Consultant’s services; or in any other manner whatsoever (whether or not similar to the uses hereinabove specifically prohibited). Consistent with his obligations under Paragraph 7, this Paragraph 6(a) shall not prevent Executive from using such names to describe his activities with respect to Company and its subsidiaries under and prior to the Employment Agreement and under this Agreement.

(b) Consultant hereby represents and warrants to Company that as of the date of this Agreement, Consultant does not provide any services (including, without limitation, as an employee) to any person or entity that (i) is engaged in, or whose affiliated entities are engaged in, one or more of the Specified Activities or (ii) advises or provides consulting services to any person or entity that is engaged in, or whose affiliated entities are engaged in, any business or activity relating to or constituting one or more of the Specified Activities. Consultant further represents and warrants to Company that he shall make written disclosure to Company prior to providing any services, during the term of this Agreement, to any of the above mentioned persons or entities.

7. Consultant may, during the course of Consultant’s engagement hereunder, have access to, and acquire knowledge of or from, materials, data, strategies, systems or other information relating to the services hereunder or Company, or its parent, related, affiliated or subsidiary companies, which may not be accessible or known to the general public (including, but not limited to, the existence of

4

this Agreement and the terms hereof and any Work Product not readily available to the general public) (“Confidential Information”). Any such knowledge acquired by Consultant shall be kept confidential and shall not be used, published, or divulged by Consultant to any other person, firm, or corporation, or in any advertising or promotion regarding Consultant or Consultant’s services, or in any other manner or connection whatsoever without first having obtained the prior written permission of Company, which permission Company may withhold in its sole discretion; provided that Consultant shall have no greater duty or obligation in respect of such Confidential Information than applies to Executive under Paragraph 8(b) the Employment Agreement. Upon Company’s request, Consultant shall immediately return to Company or destroy, all documents, magnetic copies, or other physical evidence of all Confidential Information in Consultant’s possession or in the possession of any of Consultant’s directors, officers, employees, agents or representatives (including, without limitation, all copies, transcriptions, notes, extracts, analyses, compilations, studies, or other documents, records, or data prepared by Consultant) which contain or otherwise reflect or are generated from the Confidential Information without retaining any copy thereof, all of the foregoing being Confidential Information and the sole property of Company, Consultant shall certify to Company that all of the foregoing has been returned or destroyed as provided in this paragraph. Consultant agrees that Company would be irreparably harmed by any violation or threatened violation of this paragraph and that, therefore, Company shall be entitled to an injunction prohibiting Consultant from any violation or threatened violation of this paragraph. The provisions of this paragraph shall survive the expiration or sooner termination of this Agreement.

8. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to conflicts of laws principles.

9. The terms and provisions of this Agreement, the Release and Paragraphs 5 and 7 of the Employment Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, representations, or agreements, either oral or written, between the parties relating to such subject matter hereof. No change, alteration or modification of this Agreement shall be effective unless made in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

THE WALT DISNEY COMPANY	Consultant

By:	By:
Title:	James A. Rasulo

5

EXHIBIT C

GENERAL RELEASE

WHEREAS, James A. Rasulo (hereinafter referred to as “Executive”) and The Walt Disney Company (hereinafter referred to as the “Company”) are parties to an Employment Agreement, dated as of January 1, 2010 (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and

WHEREAS, pursuant to paragraph 6 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. (a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive’s having exercised the revocation rights referred to in paragraph 12 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in Paragraph 5 of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof, less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.

(b) The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph 5 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive’s employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.

(c) Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, or as are expressly provided in the Employment Agreement, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with his activities as an employee of the Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any affiliate thereof or pursuant to written

1

agreement (including, without limitation, the Indemnification Agreement) expressly providing for such indemnity between Executive and the Company or any affiliate thereof, and (v) any other applicable employee welfare benefit plans to which Executive may be subject. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive’s rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage he may elect will be paid by him, except to the extent the Employment Agreement provides that such payments shall be made by the Company.

2. Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with his employment by the Company or that are the property of the Company.

3. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.

4. Executive represents and agrees (a) that Executive has to the extent he desires discussed all aspects of this Agreement with his attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.

5. Excluding enforcement of the covenants, promises and/or rights reserved herein, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company’s right to terminate employees, or any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”).

2

6. Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.

7. Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company, hereby irrevocably and unconditionally releases, acquits and discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and Associated Companies Confidentiality Agreement executed by Executive, or (iii) the policy of the Board of Directors of the Company, as the same may be in effect from time to time, regarding the ability of the Company to recoup bonus or incentive payments as a result of the Company being required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a the “Company Claim” or, collectively, as the “Company Claims”).

3

8. Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims. Notwithstanding anything in this Release to the contrary, if at any time (whether during or after the Employment Period) the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, nothing in this Release shall be construed to limit the rights of the Company and the Board of Directors of the Company to seek or obtain recovery from Executive of any incentive compensation (including profits realized from the sale of Company securities) previously paid, or the cancellation of any outstanding awards, in accordance with the terms of the Company’s policy, as in effect from time to time, regarding the ability of the Company to recoup any bonus or incentive payments under such circumstances.

9. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.

10. Executive acknowledges and represents that he understands that he may revoke the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to the Chief Executive Officer, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521; with a copy to the Company’s Executive Vice President, Chief Human Resources Officer at the same address. For this revocation to be effective, written notice must be received by, the Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer, no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of his rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive hereunder, and this Agreement and the Employment Agreement shall have no further force and effect.

4

11. Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

12. This Agreement shall not in any way be construed as an admission by any of the Company Releasees or Executive Releasees, respectively, that any the Company Releasee or Executive Releasee has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Company Releasees or Executive Releasees except as specifically set forth herein, and each of the Company Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

13. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at                         , California.

James A. Rasulo

Dated:

Executed at                         , California.

THE WALT DISNEY COMPANY

By:
Title:

Dated:

5